UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)  August 5, 2008

VIKING SYSTEMS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-49636	86-0913802
(Commission File Number)	(IRS Employer Identification No.)

134 Flanders Road, Westborough, MA	01581
(Address of Principal Executive Offices)	(Zip Code)

508 366-3668

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement

Exclusive License Agreement

On August 5, 2008, Viking Systems, Inc. (the “Company”) licensed its patent portfolio to Intuitive Surgical, Inc., a Delaware corporation (Nasdaq: ISRG) pursuant to an Exclusive License Agreeement (the “License Agreement”).  The License Agreement provides Intuitive Surgical with perpetual, exclusive rights to use all of the Company’s current patents in the medical robotics field, as defined in the License Agreement.  The Company maintains the right to sell non-stereoscopic products and its current stereoscopic products that utilize the licensed patents in the medical robotics field.  The Company received $1 million for the license.

Executive Change of Control Agreements

See Item 5.02 below regarding certain Change of Control Agreements entered into by the Company.

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 6, 2008, the company entered into change of control agreements with John “Jed” Kennedy, President and Chief Operating Officer and Robert Mathews, Executive Vice President and Chief  Financial Officer.  The agreements, which are substantially the same, provide each officer with certain separation benefits in the event of a change of control of the registrant.

Under each agreement, if  for anytime during the two year period following a change of control (as defined in the agreement) the officer is terminated other than for cause of if the agreement is terminated by the officer for good reason (as defined in the agreement), the officer will receive separation pay equal to one year’s base salary and bonus and other health and welfare benefits for 18 months.  The foregoing description is qualified in its entirety by the agreements, copies of which are attached hereto as Exhibits 99.2 and 99.3

ITEM 9.01 Financial Statements and Exhibits.

(b) Exhibits

Exhibit No.	Exhibit Description
99.1	Exclusive License Agreement with Intuitive Surgical, Inc.
99.2	Executive Change of Control Agreement with Mr. Kennedy
99.3	Executive Change of Control Agreement with Mr. Mathews

SIGNATURES

Pursuant to the requirements of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: August 11, 2008	VIKING SYSTEMS, INC.

By: /s/ William C. Bopp
William C. Bopp Chief Executive Officer